Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Announces Sale of 163 Washington Avenue

As Part of Previously Announced Non-Core Asset Sales

New York, New York, September 10, 2015 – New York REIT, Inc. (NYSE: NYRT) (“NYRT” or the “Company”), a publicly traded real estate investment trust (“REIT”), announced today that it has entered into a definitive agreement for the sale of 163 Washington Avenue in Brooklyn, New York, for $38.05 million, or approximately $914 per square foot, at a capitalization rate of 4.7%.

Located in the up and coming Clinton Hill neighborhood of Brooklyn, 163 Washington Avenue is a Class A quality apartment building consisting of 49 rental units, one commercial unit, and 38 parking spaces.

Michael Happel, Chief Executive Officer and President of NYRT, commented, “We are very pleased to announce this pending sale, which marks the latest step in our previously stated strategic initiative to sell non-core assets. We continue to receive substantial interest in the four other assets we have for sale outside of Manhattan and are continuing to work with Holliday Fenoglio Fowler and Cushman & Wakefield to pursue these opportunities.”

Holliday Fenoglio Fowler, LP acted on the Company’s behalf in this transaction. The transaction is expected to be completed in the fourth quarter of 2015, subject to customary closing conditions.

About NYRT

NYRT is a publicly traded Maryland corporation listed on the NYSE and is a New York City focused real estate investment trust that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's Annual Report on Form 10-K filed on May 11, 2015. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Michael A. Happel CEO and President New York REIT, Inc. mhappel@nyrt.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations / Public Relations abackman@nyrt.com (212) 415-6500	Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600